UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2009

BLINDSPOT ALERT, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-140378	20-5150818
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1 Hampshire Court
Newport Beach, CA 92660
(Address of principal executive office)

(949) 642-7816
(Registrant's telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 2, 2009 we closed on a asset acquisition agreement with WQN, Inc., whose common stock trades on the pink sheets under the symbol WQNI.  Under the agreement we have acquired all of the technology known as The Websafety Technology and Software for approximately 27,000,000 shares of our common stock.  A copy of the asset acquisition agreement is attached hereto as Exhibit 2.1.

Item 5.01	Changes in Control of Registrant

On July 2, 2009, WQN, Inc. essentially obtained control of our company by acquiring approximately 45% of our currently outstanding common stock, as set forth in Item 1.01 above.  Additionally, B. Michael Adler and Dr. Clifton H. Jolley, both are affiliates of WQN, Inc. and both have been issued 1,500,000 common shares in connection with their employment agreements with the Company.  The common shares are subject to vesting requirements.

Item 5.02	Departures of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective July 2, 200, the board of directors appointed B. Michael Adler as Chairman of the Board and David W. Sasnett to the board of directors.  Dr. Clifton H. Jolley was appointed as the Company’s President, Travis Bond was appointed as the Chief Operating officer and John Williams was appointed as Treasure and Chief Financial Officer.  Robert Salluzzo was terminated as the Company’s Chief Financial Officer on July 2, 2009.  Ms. Robertson has resigned as the Company’s President.  Ms. Robertson’s resignation as President was not the result of any disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

B. Michael Adler, 62 years of age, Chairman and Director.

Mr. Adler is founder of two public companies, Intellicali, Inc. (1986) and World Quest Networks, Inc. (2000).  These companies have been pioneers in the telecommunications and Internet industries.  Mr. Adler has been awarded ten United States patents that have been integral in telecommunications (answer supervision and automated collect used by MCI) and the Internet (click-to-talk used by Google).

David W.Sasnett, 52 years of age, Director.

Mr. Sasnett is the Executive Vice President and Chief Financial Officer and a Director of Consolidated Water Co. Ltd., a public company engaged in the business of producing potable water from seawater and supplying this water to residential customers and government utilities in the Caribbean.  Mr. Sasnett joined the Board of Consolidated Water in 2004 and became its EVP and CFO in June 2006. From October 2005 until June 2006 Mr. Sasnett was the Chief Financial Officer of VoIP, Inc., a publicly-traded provider of communication services utilizing voice over internet protocol technology. Mr. Sasnett was the Executive Vice President of Secure Enterprises, LLC, a marketer and distributor of consumer products, a company he co-founded in 2003. During 2004, he was the Vice President of Finance of MasTec, Inc., a publicly-traded specialty contractor and infrastructure provider. Mr. Sasnett’s experience also includes seven years as the Chief Financial Officer of Catalina Lighting, Inc., a publicly-traded manufacturer and distributor of residential lighting and other consumer products and more than 12 years with the accounting, auditing and consulting firm of Deloitte & Touche, LLP.

Clifton H. Jolley, Ph.D, 64 years of age, President.

Dr. Jolley is the President of Advent Communications, Inc., which provides marketing communications consulting services and programs to direct sales, high technology, and telecommunications companies which include websites, manuals, brochures, videos, and corporation communication products.  Dr. Jolley has been involved in the direct selling industry for more than 25 years and has founded both direct selling and marketing communications companies.  Dr. Jolley has worked with CEO’s in Fortune 200 companies and has represented clients to ABC, CBS, NBC and FOX News programs, appearing personally and serving as spokesperson on numerous television programs and to hundreds of local and national publications. His documentaries have appeared on PBS and he is a published author.

John R. Williams, 60 years of age, Treasurer and Chief Financial Officer.

Mr. Williams has more than 17 years of corporate financial management experience with both public and private companies.  Mr. Williams has been the Controller of WQN, Inc.  He has been a controller and has held financial management positions with several companies, including Ericsson, Mobil Systems International, Inc. and Acme Brick Company.  He holds a B.B.A. in accounting from Texas A&M University and has been a CPA since 1995.

Travis C. Bond, Jr., 52 years of age, Chief Operating Officer

Mr. Bond has been actively involved in the direct sales industry for over 17 years, with experience as an Independent Distributor, serving as COO, Exec. VP, VP Sales and VP Marketing in several direct selling companies.  He has been a consultant to the industry and a vendor to the direct selling market place. Mr. Bond has participated in the launch of over 30 companies, some with revenues of over $100 million per year.

During the past five years Mr. Bond has served as the Executive VP of a $60 Million direct sales company, COO of a $45 million Direct sales company and has owned, along with his wife, a direct sales tools marketing company and fulfillment center.

As of the date of this filing, there has not been any material plan, contract or arrangement (whether or now written) to which Mr. Adler, Mr. Sasnett, Dr. Jolley, Mr. Williams or Mr. Bond is a party in connection with their appointment as a director or as an officer of our Company.

No transactions occurred in the last two years to which the Company was a party in which Mr. Adler, Mr. Sasnett, Dr. Jolley, Mr. Williams or Mr. Bond had or is to have a direct or indirect material interest.

Item 9.01	Exhibits

2.1          Asset Acquisition Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLINDSPOT ALERT, INC.

Date: July 2, 2009	By:	/s/ Rowland W. Day II
Rowland W. Day II,
Chief Executive Officer